Exhibit h.23

Amendment No. 7 to
Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 7 to Administration, Bookkeeping and Pricing Services Agreement (the “Amendment”) is effective on October 27, 2018 (the “Effective Date”), between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS are parties to an Administration, Bookkeeping and Pricing Services Agreement dated August 13, 2008, as subsequently amended (the “Administration Agreement”), whereby the Fund retained ALPS to provide certain administrative bookkeeping, and pricing services to the series (each a “Portfolio” and collectively, the “Portfolios”) of the Fund;

WHEREAS, at a Special Meeting of Shareholders of the Heartland International Value Fund (the “International Value Fund”), a Portfolio of the Fund, held on October 9, 2018, the shareholders approved liquidation of the International Value Fund;

WHEREAS, ALPS and the Fund wish to hereby amend Appendix A of the the administrative, bookkeeping, and pricing services agreement; and

WHEREAS, ALPS and the Fund wish to hereby amend Appendix C of the administrative, bookkeeping, and pricing services agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund and the ALPS agree as follows:

1.	List of Portfolios. Appendix A (List of Portfolios) of the Administration Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

2.	Compensation. Appendix C (Compensation) of the Administration Agreement is deleted in its entirety and replaced with the Appendix C (Compensation) attached hereto.

3.	Entire Agreement. All terms, conditions, representations and warranties contained in the Administration Agreement are incorporated herein by reference and both the Fund and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Administration Agreement constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Administration Agreement.

4.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

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5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Administration Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP, Treasurer, and
Principal Accounting Officer

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Appendix A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland Mid Cap Value Fund

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APPENDIX C

COMPENSATION

Annual Fee: Greater of $xx annual minimum or:

(i)	xx basis points of the Portfolios’ average net assets between $0 - $500M; and
(ii)	xx basis points of the Portfolios’ average net assets between $500 - $1B; and
(iii)	xx basis points of the Portfolios’ average net assets over $1B.

Pass-through at cost of out-of-pocket expenses, including: third-party security pricing and/or data fees; Bloomberg fees; Gainskeeper fees; Blue Sky fees; control review reports; travel expenses; customized programming/enhancements; and other expenses which may occur at the direction of the Fund.

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